Exhibit 8. 1

December 20, 2005

PacifiCare Health Systems, Inc.

5995 Plaza Drive

Cypress, California 90630

Ladies and Gentlemen:

We have acted as tax counsel to PacifiCare Health Systems, Inc., a Delaware corporation (“PacifiCare”), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger, dated as of July 6, 2005 (the “Merger Agreement”), by and among UnitedHealth Group Incorporated (“UnitedHealth Group”), a Minnesota corporation, Point Acquisition LLC, a limited liability company organized under the laws of the State of Delaware and a direct wholly owned subsidiary of UnitedHealth Group (“Merger Sub”), and PacifiCare, and (ii) the preparation and filing of the registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, on August 11, 2005, as amended, which includes the proxy statement of PacifiCare and the prospectus of UnitedHealth Group (the “Proxy Statement/Prospectus”). At your request and pursuant to Section 7.03(c) of the Merger Agreement, we are rendering our opinion concerning certain United States federal income tax consequences of the Merger. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, we have examined the Merger Agreement, the Proxy Statement/Prospectus and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. We have relied, with the consent of PacifiCare and the consent of UnitedHealth Group, upon statements, representations and covenants made by PacifiCare, UnitedHealth Group and Merger Sub, including representations and covenants made to us by PacifiCare, UnitedHealth Group and Merger Sub in their respective representation letters dated as of the date hereof and delivered to us for purposes of this opinion, and have assumed that such statements and representations are true without regard to any qualifications as to knowledge and belief. For purposes of this opinion, we have assumed (i) the validity and

PacifiCare Health Systems, Inc.

December 20, 2005

accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Merger that have come to our attention during our engagement, (ii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, (iii) that the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Proxy Statement/Prospectus and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time, and (iv) that the Merger will qualify as a statutory merger under the applicable laws of the State of Delaware.

In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the “IRS”) and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the truth, accuracy or completeness of any of the facts, information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any fact, information, document, corporate record, covenant, statement, representation or assumption stated herein that becomes untrue, incorrect or incomplete.

To ensure compliance with Treasury Department regulations, we advise you that: (i) this opinion is limited to the federal tax issues actually addressed in this opinion; (ii) additional issues may exist that could affect the federal tax treatment of the transaction or matter that is the subject of this opinion and this opinion does not consider or provide a conclusion with respect to any additional issues; and (iii) this opinion was not written and cannot be used by you for the purpose of avoiding penalties that may be imposed on you with respect to any significant federal tax issues outside the limited scope of this opinion.

Subject to the assumptions set forth above, in our opinion the Merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The opinion set forth above does not address all of the United States federal income tax consequences of the Merger. Except as expressly set forth above, we express no other opinion, including, without limitation, any opinion as to the United States federal, state, local, foreign or other tax consequences. Further, there can be no assurances that the opinion expressed herein will be accepted by the IRS or, if challenged, by a court.

This opinion has been prepared for you in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus. It may not be relied upon by anyone else without our prior written consent.

Very truly yours,

/s/    SKADDEN, ARPS, SLATE, MEAGER & FLOM LLP